434 Fayetteville Street, Suite 600, Raleigh, NC  27601

FOR IMMEDIATE RELEASE

For Public Relations:
Felicia Ramsey
Summus, Inc. (USA)
(919) 807-5646
felicia.ramsey@summus.com

SUMMUS ANNOUNCES NEW STOCK SYMBOL
EFFECTIVE  MARCH 16, 2005

Raleigh, N.C. — March 15, 2005 — Summus, Inc. (USA) (OTCBB: SUMU), a leading provider of mobile media applications that optimize the consumer wireless experience, announced today that pursuant to the rules of the OTC Bulletin Board, the symbol for the Company's common stock has been changed to SMMU.OB (from SUMU.OB). This symbol change was required by the rules of the OTC Bulletin Board and was assigned to Summus in the OTC Bulletin Board's sole discretion. Summus' common stock will begin trading under its new symbol at the open of business on March 16, 2005.

About Summus
Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 30 mobile phone applications deployed through 26 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2003, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.
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